Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Elizabeth Owen
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-Relations@levi.com		NewsMediaRequests@levi.com

LEVI STRAUSS & CO. REPORTS SECOND-QUARTER 2023 FINANCIAL RESULTS
Q2 NET REVENUES DECLINED 9%, IN LINE WITH GUIDANCE; CONTINUED STRENGTH IN DTC & INTERNATIONAL
OPERATING & ADJ. EBIT MARGIN AS EXPECTED LED BY GROSS MARGIN, AIDED BY MIX SHIFT
DILUTED LOSS PER SHARE OF $(0.00) AND ADJUSTED DILUTED EPS OF $0.04
15 PT INVENTORY IMPROVEMENT VS Q1, INVENTORY EXPECTED BELOW PRIOR YEAR BY YEAR-END
FREE CASH FLOW TRENDS POSITIVE
THE COMPANY LOWERS FY ADJ. DILUTED EPS GUIDANCE TO $1.10-$1.20 FROM $1.30-$1.40

SAN FRANCISCO (July 6, 2023) – Levi Strauss & Co. (NYSE: LEVI) today announced financial results for the second quarter ended May 28, 2023.
"Our strong Q2 DTC and international results in a challenging environment demonstrate the resilience of our business model and the health of the Levi’s® brand globally," said Chip Bergh, president and chief executive officer of Levi Strauss & Co. "While U.S. wholesale remains pressured, we are pursuing initiatives to stabilize this business and drive market share gains. We are confident in our ability to navigate near-term headwinds and remain as optimistic as ever about the company’s future."
"We achieved our Q2 expectations across key metrics, including significant progress on inventory, and the implementation of our U.S. ERP," said Harmit Singh, chief financial and growth officer of Levi Strauss & Co. "While we are adjusting our full year outlook, we expect H2 revenues up mid-single-digits and a low-double-digit adjusted EBIT margin as strong growth in our large DTC and International businesses continue. As wholesale stabilizes and COGS improve, our business model is uniquely positioned to generate significant financial leverage beyond 2023."
Financial Highlights
•Net Revenues of $1.3 billion decreased 9% on reported and constant-currency bases versus Q2 2022. Net revenues related to the planned shift in wholesale shipments from Q2 to Q1 primarily due to the U.S. ERP implementation negatively impacted Q2 by approximately $100 million or 7% of net revenues.
•DTC net revenues increased 13% on a reported basis and 14% on a constant-currency basis, driven by broad-based growth in both company-operated mainline and outlet stores and e-commerce. E-commerce increased 20% on a reported basis and 21% on a constant-currency basis reflecting double-digit growth across all segments.
•Wholesale net revenues decreased 22% on reported and constant-currency bases as strong growth in Asia and Latin America was offset by declines in North America and Europe. Adjusting for the shift in wholesale shipments from Q2 into Q1, global wholesale net revenues were down low-double-digits on top of nearly 20% constant-currency growth in the prior year. Global wholesale net revenues in the first half were up low-single-digits versus 2019.

•In the Americas, net revenues decreased 22% on reported and constant-currency bases. DTC net revenues increased 6% driven by strong performances in our company-operated mainline stores and e-commerce. Wholesale net revenues decreased 33%, largely driven by the aforementioned shift in wholesale shipments, as well as softer performance in the U.S.
•In Europe, net revenues decreased 2% on reported and constant-currency bases; excluding Russia, net revenues increased 1% on a constant-currency basis. DTC net revenues increased 7% on a reported basis and 6% on a constant-currency basis, and 14% excluding Russia, driven by strength in company-operated stores and e-commerce. Wholesale net revenues decreased 10% on reported and constant-currency bases, reflecting the cautious order environment among wholesale partners.
•Asia net revenues increased 18% on a reported basis and 27% on a constant-currency basis, reflecting growth across almost all markets, including strong growth in China. DTC net revenues rose 30% on a reported basis and 41% on a constant-currency basis, driven by strength in our company-operated mainline and outlet stores and e-commerce. Wholesale net revenues increased 5% on a reported basis and 13% on a constant-currency basis.
•For Other Brands, Dockers® and Beyond Yoga® combined, net revenues decreased 1% on a reported basis and 2% on a constant-currency basis. Beyond Yoga® rose 28% on reported and constant-currency bases. Dockers® declined 9% on a reported basis and 10% on a constant-currency basis as strong growth internationally and in DTC was offset by U.S. wholesale. In H1, Other Brands net revenues increased 11%, reflecting Dockers net revenues growth of 8% and Beyond Yoga up 19%.

	Net Revenues				Operating Income
	Three Months Ended		% Increase (Decrease)		Three Months Ended		% Increase (Decrease)
($ millions)	May 28, 2023	May 29, 2022	As Reported	Constant Currency	May 28, 2023	May 29, 2022	As Reported	Constant Currency
Americas	$609	$776	(22)%	(22)%	$53	$159	(66)%	(67)%
Europe	$361	$367	(2)%	(2)%	$55	$67	(18)%	(20)%
Asia	$262	$222	18%	27%	$32	$19	68%	98%
Other Brands	$105	$106	(1)%	(2)%	$(2)	$4	(150)%	(150)%
•Operating margin declined 450 basis points to 0.7% from 5.2% in Q2 2022. Adjusted EBIT margin declined 750 basis points to 2.4% from 9.9% last year as gross margin expansion was offset by SG&A deleverage on lower net revenues and higher marketing and DTC expenses.
◦Gross margin was up 60 basis points to 58.7% from 58.1% in Q2 2022. Adjusted gross margin was up 50 basis points to 58.7% from 58.2% last year. Gross margin and Adjusted gross margin expansion were driven primarily by favorable channel and geographic mix, price increases, lower air freight expenses, and favorable currency exchange. These benefits were partially offset by the impact of lower full-price sales and higher product costs.
◦Selling, general and administrative (SG&A) expenses were $774 million compared to $779 million in Q2 2022. Adjusted SG&A was $753 million compared to $711 million last year, reflecting higher planned advertising and promotion to support the 501®’s 150th anniversary campaign, and higher expenses to support DTC expansion.
•Interest and other expenses, which include foreign exchange losses, was a $17 million expense compared to a net gain of $2 million in Q2 2022.
•The effective tax rate was 78.4% compared to 36.1% in Q2 2022; the year-to-date effective tax rate of 14.3% is in line with full year expectations of low-to-mid teens.
•Net loss was $2 million compared to net income of $50 million in Q2 2022. Adjusted net income was $15 million compared to $117 million in Q2 2022.
•Diluted loss per share was $(0.00) compared to diluted earnings per share of $0.12 in Q2 2022. Adjusted diluted earnings per share was $0.04 compared to $0.29 in Q2 2022.

	Three Months Ended		Decrease As Reported	Decrease Constant Currency	Six Months Ended		Decrease As Reported	Increase (Decrease) Constant Currency
($ millions, except per-share amounts)	May 28, 2023	May 29, 2022			May 28, 2023	May 29, 2022
Net revenues	$1,337	$1,471	(9)%	(9)%	$3,026	$3,063	(1)%	—%
Net (loss) income	$(2)	$50	(103)%	(103)%	$113	$246	(54)%	(53)%
Adjusted net income	$15	$117	(87)%	(88)%	$150	$306	(51)%	(51)%
Adjusted EBIT	$32	$145	(78)%	(79)%	$217	$383	(43)%	(43)%
Diluted (loss) earnings per share	$(0.00)	$0.12	(12)¢	(13)¢	$0.28	$0.61	(33)¢	(31)¢
Adjusted diluted earnings per share	$0.04	$0.29	(25)¢	(26)¢	$0.37	$0.75	(38)¢	(38)¢
Additional information regarding Adjusted gross margin, Adjusted SG&A, Adjusted EBIT, Adjusted EBIT margin, Adjusted net income, Adjusted diluted earnings per share, as well as amounts presented on a constant-currency basis, all of which are non-GAAP financial measures, is provided at the end of this press release.
Balance Sheet Review as of May 28, 2023
•Cash and cash equivalents were $472 million, while total liquidity was approximately $1.3 billion.
•The company’s leverage ratio was 1.6 as compared to 1.1 at the end of Q2 2022.
•Total inventories increased 18% on a dollar basis and 8% on a unit basis over prior year. The 15 points of sequential improvement on a dollar basis relative to Q1 was primarily attributable to reducing receipts and the implementation of the US ERP. Core product represents more than two-thirds of total inventories. We continue to expect sequential improvement, achieving inventory levels below prior year levels by year end. Improvement in inventory contributed to adjusted free cash flow turning positive in Q2, to $211 million.
Additional information regarding leverage ratio, which is a non-GAAP financial measure, is provided at the end of this press release.
Shareholder Returns
•The company returned approximately $48 million to shareholders in the second quarter, in dividends representing $0.12 per share, up 20% from Q2 2022.
•The company did not repurchase any shares in the quarter. At quarter end, the company had $680 million remaining under its current share repurchase authorization, which has no expiration date.
•The company declared a dividend of $0.12 per share, totaling approximately $48 million. The dividend is payable in cash on August 17, 2023 to the holders of record of Class A common stock and Class B common stock at the close of business August 4, 2023.
Fiscal 2023 Guidance
•Reported net revenues are now expected to grow between 1.5% to 2.5% year-over-year vs. prior expectations of 1.5% to 3%.
•Adjusted diluted EPS is now expected between $1.10 to $1.20 vs. $1.30 to $1.40 previously.
•More details will be provided during the earnings conference call.
•This outlook also assumes no significant worsening of macro-economic pressures on the consumer, inflationary pressures, supply chain disruptions, or currency impacts.

Investor Conference Call
To access the conference call, please pre-register on
https://register.vevent.com/register/BI250d36c05f2147e4948eb3a8b947c777 and you will receive confirmation with dial-in details. A live webcast of the event can be accessed on
https://edge.media-server.com/mmc/p/svkxvctw.

A replay of the webcast will be available on http://investors.levistrauss.com starting approximately two hours after the event and archived on the site for one quarter.
About Levi Strauss & Co.
Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, Denizen® and Beyond Yoga® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,200 brand-dedicated stores and shop-in-shops. Levi Strauss & Co.'s reported 2022 net revenues were $6.2 billion. For more information, go to http://levistrauss.com, and for financial news and announcements go to http://investors.levistrauss.com.
Forward Looking Statements
This press release and related conference call contain, in addition to historical information, forward-looking statements, including statements related to: future financial results, including the company's expectations for the full fiscal year 2023 net revenues, adjusted diluted earnings per share and effective tax rate; inflationary pressures; fluctuations in foreign currency exchange rates; global economic conditions; supply chain constraints and disruptions; future dividend payments; future share repurchases; performance of our wholesale and DTC businesses; future inventory levels and our ability to execute against our long-term business strategies. The company has based these forward-looking statements on its current assumptions, expectations and projections about future events. Words such as, but not limited to, “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in the company's filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for fiscal year 2022 and its Quarterly Reports on Form 10-Q for the quarter ended May 28, 2023, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release and related conference call may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this press release and related conference call. The company is not under any obligation and does not intend to update or revise any of the forward-looking statements contained in this press release and related conference call to reflect circumstances existing after the date of this press release and related conference call or to reflect the occurrence of future events, even if such circumstances or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
Non-GAAP Financial Measures
The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, the company uses certain non-GAAP financial measures, such as Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBIT (both reported and on a constant-

currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted EBITDA, Adjusted net income (both reported and on a constant-currency basis), Adjusted net income margin, Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, Adjusted free cash flow and return on invested capital to provide investors with additional useful information about its financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. The tables found below present Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (both reported and on a constant-currency basis), Adjusted net income margin (both reported and on a constant-currency basis), Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, Adjusted free cash flow, and return on invested capital, and corresponding reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. Certain items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities; (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business. See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES” below for reconciliation to the most comparable GAAP financial measures. A reconciliation of non-GAAP forward looking information to the corresponding GAAP measures cannot be provided without unreasonable efforts due to the challenge in quantifying various items including but not limited to, the effects of foreign currency fluctuations, taxes, and any future restructuring, restructuring-related, severance and other charges.
Constant-currency
The company reports certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of its results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates used to translate the company's operating results for all countries where the functional currency is not the U.S. Dollar into U.S. Dollars. Because the company is a global company, foreign currency exchange rates used for translation may have a significant effect on its reported results. In general, the company's financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which it conducts its business. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations.
The company believes disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of its results by increasing the transparency of the underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-GAAP financial measures and are not meant to be considered as an alternative or substitute for comparable measures prepared in accordance with GAAP. Constant-currency results have no standardized meaning prescribed by GAAP, are not prepared under any comprehensive set of accounting rules or principles and should be read in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The company calculates constant-currency amounts by translating local currency amounts in the prior-year period at actual foreign exchange rates for the current period. Constant-currency results do not eliminate the transaction currency impact, which primarily include the realized and unrealized gains and losses recognized from the measurement and remeasurement of purchases and sales of products in a currency other than the functional currency. Additionally, gross margin is impacted by gains and losses related to the procurement of inventory, primarily products sourced in EUR and USD, by the company's global sourcing organization on behalf of its foreign subsidiaries.
Source: Levi Strauss & Co. Investor Relations
# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	May 28, 2023	November 27, 2022

	(Dollars in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$471.6	$429.6
Short-term investments in marketable securities	—	70.6
Trade receivables, net	560.7	697.0
Inventories	1,313.5	1,416.8
Other current assets	198.4	213.9
Total current assets	2,544.2	2,827.9
Property, plant and equipment, net	660.4	622.8
Goodwill	373.2	365.7
Other intangible assets, net	284.8	286.7
Deferred tax assets, net	668.6	625.0
Operating lease right-of-use assets, net	977.8	970.0
Other non-current assets	382.8	339.7
Total assets	$5,891.8	$6,037.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	136.4	11.7
Accounts payable	464.2	657.2
Accrued salaries, wages and employee benefits	190.3	246.7
Accrued sales returns and allowances	170.2	180.0
Short-term operating lease liabilities	237.4	235.7
Other accrued liabilities	599.9	650.3
Total current liabilities	1,798.4	1,981.6
Long-term debt	1,000.2	984.5
Long-term operating lease liabilities	856.3	859.1
Long-term employee related benefits and other liabilities	299.2	308.9
Total liabilities	3,954.1	4,134.1

Commitments and contingencies

Stockholders’ Equity:
Common stock — $0.001 par value; 1,200,000,000 Class A shares authorized, 99,295,195 shares and 96,028,351 shares issued and outstanding as of May 28, 2023 and November 27, 2022, respectively; and 422,000,000 Class B shares authorized, 297,365,829 shares and 297,703,442 shares issued and outstanding, as of May 28, 2023 and November 27, 2022, respectively	0.4	0.4
Additional paid-in capital	649.9	625.6
Accumulated other comprehensive loss	(421.7)	(421.7)
Retained earnings	1,709.1	1,699.4
Total stockholders’ equity	1,937.7	1,903.7
Total liabilities and stockholders’ equity	$5,891.8	$6,037.8

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the second quarter of fiscal 2023 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	May 28, 2023	May 29, 2022	May 28, 2023	May 29, 2022

	(Dollars in millions, except per share amounts) (Unaudited)
Net revenues	$1,336.8	$1,471.1	$3,025.7	$3,062.7
Cost of goods sold	552.6	616.1	1,299.2	1,264.1
Gross profit	784.2	855.0	1,726.5	1,798.6
Selling, general and administrative expenses	774.3	778.8	1,559.2	1,488.2
Operating income	9.9	76.2	167.3	310.4
Interest expense	(13.2)	(4.4)	(23.9)	(8.6)
Other (expense) income, net	(3.9)	6.0	(11.4)	21.9
(Loss) income before income taxes	(7.2)	77.8	132.0	323.7
Income tax (benefit) expense	(5.6)	28.1	18.9	78.1
Net (loss) income	$(1.6)	$49.7	$113.1	$245.6
(Loss) earnings per common share attributable to common stockholders:
Basic	$(0.00)	$0.13	$0.29	$0.62
Diluted	$(0.00)	$0.12	$0.28	$0.61
Weighted-average common shares outstanding:
Basic	397,455,261	397,882,576	396,671,862	398,650,665
Diluted	397,455,261	403,782,416	401,141,666	405,852,351

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the second quarter of fiscal 2023 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	May 28, 2023	May 29, 2022

	(Dollars in millions) (Unaudited)
Cash Flows from Operating Activities:
Net income	$113.1	$245.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79.4	77.7
Property, plant, equipment, right-of-use asset, goodwill impairments, and early lease terminations, net	14.9	54.7
Stock-based compensation	38.4	30.7
(Benefit from) provision for deferred income taxes	(36.5)	17.4
Other, net	(11.3)	9.8
Net change in operating assets and liabilities	(72.6)	(290.0)
Net cash provided by operating activities	125.4	145.9
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(186.6)	(120.5)
Proceeds (payments) on settlement of forward foreign exchange contracts not designated for hedge accounting	34.3	(9.1)
Payments to acquire short-term investments	—	(44.6)
Proceeds from sale, maturity and collection of short-term investments	70.8	39.0
Net cash used for investing activities	(81.5)	(135.2)
Cash Flows from Financing Activities:
Proceeds from senior revolving credit facility	200.0	—
Repayments of senior revolving credit facility	(75.0)	—
Repurchase of common stock	(8.1)	(114.2)
Dividends to stockholders	(95.2)	(79.5)
Other financing activities, net	(15.8)	(23.4)
Net cash provided by (used for) financing activities	5.9	(217.1)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(7.8)	(2.0)
Net increase (decrease) in cash and cash equivalents and restricted cash	42.0	(208.4)
Beginning cash and cash equivalents, and restricted cash	430.0	810.6
Ending cash and cash equivalents, and restricted cash	472.0	602.2
Less: Ending restricted cash	(0.4)	(0.3)
Ending cash and cash equivalents	$471.6	$601.9

Noncash Investing Activity:
Property, plant and equipment acquired and not yet paid at end of period	$39.9	$47.2
Supplemental disclosure of cash flow information:
Cash paid for income taxes during the period, net of refunds	40.5	56.8

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the second quarter of fiscal 2023 are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE SECOND QUARTER OF 2023
The following information relates to non-GAAP financial measures, and should be read in conjunction with the investor call held on July 6, 2023, discussing the company’s financial condition and results of operations as of and for the quarter and year ended May 28, 2023.
We define the following non-GAAP measures as follows:

Most comparable GAAP measure	Non-GAAP measure	Non-GAAP measure definition
Gross profit	Adjusted gross profit	Gross profit excluding COVID-19 and acquisition related inventory costs
Gross margin	Adjusted gross margin	Adjusted gross profit as a percentage of net revenues
Selling, general and administration ("SG&A") expenses	Adjusted SG&A	SG&A expenses excluding changes in fair value on cash-settled stock-based compensation, COVID-19 related charges, acquisition and integration related charges, impairment charges and early termination gains, net and restructuring and restructuring related charges, severance and other, net.
SG&A margin	Adjusted SG&A margin	Adjusted SG&A as a percentage of net revenues
Net (loss) income	Adjusted EBIT	Net (loss) income excluding income tax (benefit) expense, interest expense, other expense (income), net, loss on early extinguishment of debt, impact of changes in fair value on cash-settled stock-based compensation, COVID-19 related inventory costs and other charges, acquisition and integration related charges, impairment charges and early termination gains, net, and restructuring and restructuring related charges, severance and other, net.
Net (loss) income margin	Adjusted EBIT margin	Adjusted EBIT as a percentage of net revenues.
Net (loss) income	Adjusted EBITDA	Adjusted EBIT excluding depreciation and amortization expense
Net (loss) income	Adjusted net income
Net (loss) income excluding charges related to the impact of changes in fair value on cash-settled stock-based compensation, COVID-19 related inventory costs and other charges, acquisition and integration related charges, impairment charges and early termination gains, net, restructuring and restructuring related charges, severance and other, net, and re-measurement of our deferred tax assets and liabilities based on the lower rates as a result of the Tax Cuts and Jobs Act ("Tax Act"), adjusted to give effect to the income tax impact of such adjustments.

Net (loss) income margin	Adjusted net income margin	Adjusted net income as a percentage of net revenues
Diluted (loss) earnings per share	Adjusted diluted earnings per share	Adjusted net income per weighted-average number of diluted common shares outstanding

Adjusted Gross Profit:

	Three Months Ended		Six Months Ended
	May 28, 2023	May 29, 2022	May 28, 2023	May 29, 2022

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Gross profit	$784.2	$855.0	$1,726.5	$1,798.6

Non-GAAP measure:
Gross profit	$784.2	$855.0	$1,726.5	$1,798.6
COVID-19 related inventory costs	—	1.4	—	1.4
Acquisition related charges(1)	—	—	—	2.0
Adjusted gross profit	$784.2	$856.4	$1,726.5	$1,802.0

Gross margin	58.7%	58.1%	57.1%	58.7%
Adjusted gross margin	58.7%	58.2%	57.1%	58.8%
_____________
(1)Acquisition related charges include the inventory markup above historical carrying value associated with the Beyond Yoga acquisition.

Adjusted SG&A:

	Three Months Ended		Six Months Ended
	May 28, 2023	May 29, 2022	May 28, 2023	May 29, 2022

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Selling, general and administrative expenses	$774.3	$778.8	$1,559.2	$1,488.2

Non-GAAP measure:
Selling, general and administrative expenses	$774.3	$778.8	$1,559.2	$1,488.2
Impact of changes in fair value on cash-settled stock-based compensation	—	—	—	(0.6)
COVID-19 related charges	—	(3.9)	—	(3.9)
Acquisition and integration related charges	(1.3)	(1.1)	(2.5)	(3.1)
Impairment charges and early termination gains, net(1)	(0.1)	(51.1)	(14.9)	(51.1)
Restructuring and restructuring related charges, severance and other, net(2)	(20.2)	(11.7)	(32.1)	(10.7)
Adjusted SG&A	$752.7	$711.0	$1,509.7	$1,418.8

SG&A margin	57.9%	52.9%	51.5%	48.6%
Adjusted SG&A margin	56.3%	48.3%	49.9%	46.3%
_____________
(1)For the six-month period ended May 28, 2023, impairment charges primarily include $18.8 million of capitalized internal-use software as a result of the decision to discontinue certain technology projects, net of a $3.9 million gain on the early termination of store leases related to the Russia-Ukraine crisis.
For the three-month and six-month periods ended May 29, 2022, impairment charges include $4.1 million of property, plant and equipment, $11.6 million of goodwill and $35.4 million of certain store right-of-use assets related to the Russia-Ukraine crisis.
(2)For the three-month and six-month periods ended May 28, 2023, restructuring and restructuring related charges, severance, and other, net primarily relates to restructuring charges and other executive severance and separation charges. Costs associated with the wind-down of the Russia business and other transaction and deal related costs are also included.
For the three-month and six-month periods ended May 29, 2022, restructuring and restructuring related charges, severance and other, net includes $9.3 million of charges related to the Russia-Ukraine crisis. Other, net includes transaction and deal related costs.

Adjusted EBIT and Adjusted EBITDA:
The following table presents a reconciliation of net income, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBIT and Adjusted EBITDA for each of the periods presented.

	Three Months Ended		Six Months Ended		Twelve Months Ended
	May 28, 2023	May 29, 2022	May 28, 2023	May 29, 2022	May 28, 2023	May 29, 2022

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net (loss) income	$(1.6)	$49.7	$113.1	$245.6	$436.6	$591.9

Non-GAAP measure:
Net (loss) income	$(1.6)	$49.7	$113.1	$245.6	$436.6	$591.9
Income tax (benefit) expense	(5.6)	28.1	18.9	78.1	21.3	101.6
Interest expense	13.2	4.4	23.9	8.6	41.0	38.3
Other expense (income), net	3.9	(6.0)	11.4	(21.9)	4.5	(25.0)
Loss on early extinguishment of debt	—	—	—	—	—	6.2
Impact of changes in fair value on cash-settled stock-based compensation	—	—	—	0.6	—	2.3
COVID-19 related inventory costs and other charges	—	5.3	—	5.3	—	16.9
Acquisition and integration related charges(1)	1.3	1.1	2.5	5.1	5.4	12.8
Impairment charges and early termination gains, net(2)	0.1	51.1	14.9	51.1	(3.0)	51.1
Restructuring and restructuring related charges, severance and other, net(3)	20.2	11.7	32.1	10.7	40.8	11.4
Adjusted EBIT	$31.5	$145.4	$216.8	$383.2	$546.6	$807.5
Depreciation and amortization(4)	38.7	37.6	77.2	75.5	156.2	147.8
Adjusted EBITDA	$70.2	$183.0	$294.0	$458.7	$702.8	$955.3

Net (loss) income margin	(0.1)%	3.4%	3.7%	8.0%
Adjusted EBIT margin	2.4%	9.9%	7.2%	12.5%
_____________
(1)Acquisition and integration related charges includes the inventory markup above historical carrying value, as well as SG&A expenses associated with the Beyond Yoga acquisition, including acquisition-related compensation subject to the continued employment of certain Beyond Yoga® employees.
(2)For the six-month period ended May 28, 2023, impairment charges primarily include $18.8 million of capitalized internal-use software as a result of the decision to discontinue certain technology projects, net of a $3.9 million gain on the early termination of store leases related to the Russia-Ukraine crisis.
For the three-month and six-month periods ended May 29, 2022, impairment charges include $4.1 million of property, plant and equipment, $11.6 million of goodwill and $35.4 million of certain store right-of-use assets related to the Russia-Ukraine crisis.
(3)For the three-month and six-month periods ended May 28, 2023, restructuring and restructuring related charges, severance, and other, net primarily relates to restructuring charges and other executive severance and separation charges. Costs associated with the wind-down of the Russia business and other transaction and deal related costs are also included.
For the three-month and six-month periods ended May 29, 2022, restructuring and restructuring related charges, severance and other, net includes $9.3 million of charges related to the Russia-Ukraine crisis. Other, net includes transaction and deal related costs.
(4)Depreciation and amortization amount net of amortization included in Restructuring and restructuring related charges, severance and other, net.

Adjusted Net Income:

	Three Months Ended		Six Months Ended		Twelve Months Ended
	May 28, 2023	May 29, 2022	May 28, 2023	May 29, 2022	May 28, 2023	May 29, 2022

	(Dollars in millions, except per share amounts)
	(Unaudited)
Most comparable GAAP measure:
Net (loss) income	$(1.6)	$49.7	$113.1	$245.6	$436.6	$591.9

Non-GAAP measure:
Net (loss) income	$(1.6)	$49.7	$113.1	$245.6	$436.6	$591.9
Impact of changes in fair value on cash-settled stock-based compensation	—	—	—	0.6	—	2.3
Loss on early extinguishment of debt	—	—	—	—	—	6.2
COVID-19 related inventory costs and other charges, net(1)	—	5.3	—	(7.2)	—	4.4
Acquisition and integration related costs(2)	1.3	1.1	2.5	5.1	5.4	12.8
Impairment charges and early termination gains, net(3)	0.1	51.1	14.9	51.1	(3.0)	51.1
Unrealized gains on marketable securities	—	—	—	—	(19.9)	—
Restructuring and restructuring related charges, severance and other, net(4)	20.2	11.7	32.1	10.7	40.8	11.4
Tax impact of adjustments(5)	(4.8)	(2.2)	(12.6)	—	(11.9)	(7.0)
Adjusted net income	$15.2	$116.7	$150.0	$305.9	$448.0	$673.1

Net (loss) income margin	(0.1)%	3.4%	3.7%	8.0%
Adjusted net income margin	1.1%	7.9%	5.0%	10.0%
_____________
(1)Represents costs incurred in connection with COVID-19. For the six-month period ended May 29, 2022, the net reduction primarily reflects a payment received from the German government as reimbursement for COVID-19 losses incurred in prior years.
(2)Acquisition and integration related charges includes the inventory markup above historical carrying value, as well as SG&A expenses associated with the Beyond Yoga acquisition.
(3)For the six-month period ended May 28, 2023, impairment charges primarily include $18.8 million of capitalized internal-use software as a result of the decision to discontinue certain technology projects, net of a $3.9 million gain on the early termination of store leases related to the Russia-Ukraine crisis.
For the three-month and six-month periods ended May 29, 2022, impairment charges include $4.1 million of property, plant and equipment, $11.6 million of goodwill and $35.4 million of certain store right-of-use assets related to the Russia-Ukraine crisis.
(4)For the three-month and six-month periods ended May 28, 2023, restructuring and restructuring related charges, severance, and other, net primarily relates to restructuring charges and other executive severance and separation charges. Costs associated with the wind-down of the Russia business and other transaction and deal related costs are also included.
For the three-month and six-month periods ended May 29, 2022, restructuring and restructuring related charges, severance and other, net includes $9.3 million of charges related to the Russia-Ukraine crisis. Other, net includes transaction and deal related costs.
(5)Tax impact calculated using the annual effective tax rate, excluding discrete costs and benefits. Charges associated with the Russia-Ukraine crisis are non-deductible and therefore have not been tax effected.

Adjusted Diluted Earnings per Share:

	Three Months Ended		Six Months Ended
	May 28, 2023	May 29, 2022	May 28, 2023	May 29, 2022

	(Unaudited)
Most comparable GAAP measure:
Diluted (loss) earnings per share	$(0.00)	$0.12	$0.28	$0.61

Non-GAAP measure:
Diluted (loss) earnings per share	$(0.00)	$0.12	$0.28	$0.61
COVID-19 related inventory costs and other charges, net(1)	—	0.01	—	(0.02)
Acquisition and integration related costs(2)	—	—	0.01	0.01
Impairment charges and early termination gains, net(3)	—	0.13	0.03	0.13
Restructuring and restructuring related charges, severance and other, net(4)	0.05	0.04	0.08	0.02
Tax impact of adjustments(5)	(0.01)	(0.01)	(0.03)	—
Adjusted diluted earnings per share	$0.04	$0.29	$0.37	$0.75
_____________
(1)Represents costs incurred in connection with COVID-19. For the six-month period ended May 29, 2022, the net reduction primarily reflects a payment received from the German government as reimbursement for COVID-19 losses incurred in prior years.
(2)Acquisition and integration related charges includes the inventory markup above historical carrying value, as well as SG&A expenses associated with the Beyond Yoga acquisition.
(3)For the six-month period ended May 28, 2023, impairment charges primarily include $18.8 million of capitalized internal-use software as a result of the decision to discontinue certain technology projects, net of a $3.9 million gain on the early termination of store leases related to the Russia-Ukraine crisis.
For the three-month and six-month periods ended May 29, 2022, impairment charges include $4.1 million of property, plant and equipment, $11.6 million of goodwill and $35.4 million of certain store right-of-use assets related to the Russia-Ukraine crisis.
(4)For the three-month and six-month periods ended May 28, 2023, restructuring and restructuring related charges, severance, and other, net primarily relates to restructuring charges and other executive severance and separation charges. Costs associated with the wind-down of the Russia business and other transaction and deal related costs are also included.
For the three-month and six-month periods ended May 29, 2022, restructuring and restructuring related charges, severance and other, net includes $9.3 million of charges related to the Russia-Ukraine crisis. Other, net includes transaction and deal related costs.
(5)Tax impact calculated using the annual effective tax rate, excluding discrete costs and benefits. Charges associated with the Russia-Ukraine crisis are non-deductible and therefore have not been tax effected.

Net Debt and Leverage Ratio:
We define net debt, a non-GAAP financial measure, as total debt, excluding finance leases, less cash and cash equivalents and short-term investments in marketable securities. We define leverage ratio, a non-GAAP financial measure, as the ratio of total debt, excluding finance leases, to the last 12 months Adjusted EBITDA. Our management believes net debt and leverage ratio are important measures to monitor our financial flexibility and evaluate the strength of our balance sheet. Net debt and leverage ratio have limitations as analytical tools and may vary from similarly titled measures used by other companies. Net debt and leverage ratio should not be considered in isolation or as a substitute for an analysis of our results prepared and presented in accordance with GAAP.
The following table presents a reconciliation of total debt, excluding finance leases, the most directly comparable financial measure calculated in accordance with GAAP, to net debt for each of the periods presented.

	May 28, 2023	November 27, 2022

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Total debt, excluding finance leases	$1,136.6	$996.2

Non-GAAP measure:
Total debt, excluding finance leases	$1,136.6	$996.2
Cash and cash equivalents	(471.6)	(429.6)
Short-term investments in marketable securities	—	(70.6)
Net debt	$665.0	$496.0

The following table presents a reconciliation of total debt, excluding finance leases, the most directly comparable financial measure calculated in accordance with GAAP, to leverage ratio for each of the periods presented.

	May 28, 2023	May 29, 2022

	(Dollars in millions)
	(Unaudited)
Total debt, excluding finance leases	$1,136.6	$1,004.4
Last Twelve Months Adjusted EBITDA(1)	$702.8	$955.3
Leverage ratio	1.6	1.1
_____________
(1)Last Twelve Months Adjusted EBITDA is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.

Adjusted Free Cash Flow:
We define Adjusted free cash flow, a non-GAAP financial measure, as net cash flow from operating activities less purchases of property, plant and equipment. We believe Adjusted free cash flow is an important liquidity measure of the cash that is available after capital expenditures for operational expenses and investment in our business. We believe Adjusted free cash flow is useful to investors because it measures our ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet, invest in future growth and return capital to stockholders.
The following table presents a reconciliation of net cash flow from operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted free cash flow for each of the periods presented.

	Three Months Ended		Six Months Ended
	May 28, 2023	May 29, 2022	May 28, 2023	May 29, 2022

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net cash provided by operating activities	$286.2	$59.8	$125.4	$145.9
Net cash used for investing activities	(62.4)	(57.0)	(81.5)	(135.2)
Net cash (used for) provided by financing activities	(71.9)	(77.7)	5.9	(217.1)

Non-GAAP measure:
Net cash provided by operating activities	$286.2	$59.8	$125.4	$145.9
Purchases of property, plant and equipment	(75.7)	(46.9)	(186.6)	(120.5)
Adjusted free cash flow	$210.5	$12.9	$(61.2)	$25.4

Return on Invested Capital:
We define Return on invested capital ("ROIC") as the trailing four quarters of Adjusted net income before interest and after taxes divided by the average trailing five quarters of total invested capital. We define earnings before interest and after taxes as Adjusted net income plus interest expense and income tax expense less an income tax adjustment. We define total invested capital as total debt plus shareholders' equity less cash and short-term investments. We believe ROIC is useful to investors as it quantifies how efficiently we generated operating income relative to the capital we have invested in the business.
Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric Adjusted net income. Although ROIC is a standard financial metric, numerous methods exist for calculating a company's ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP.
The table below sets forth the calculation of ROIC for each of the periods presented.

	Trailing Four Quarters
	May 28, 2023	May 29, 2022

	(Dollars in millions)
Net income	$436.6	$591.9

Numerator
Adjusted net income(1)	$448.0	$673.1
Interest expense	41.0	38.3
Income tax expense	21.3	101.6
Adjusted net income before interest and taxes	510.3	813.0
Income tax adjustment(2)	(23.8)	(118.1)
Adjusted net income before interest and after taxes	$486.5	$694.9
_____________
(1)Adjusted net income is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted Net Income table for more information.
(2) Tax impact calculated using the trailing four quarters effective tax rate, excluding discrete costs and benefits

	Average Trailing Five Quarters
	May 28, 2023	May 29, 2022

	(Dollars in millions)
Denominator
Total debt, including operating lease liabilities	$2,165.2	$2,298.5
Shareholders' equity	1,873.3	1,632.3
Cash and Short-term investments	(518.3)	(1,033.6)
Total invested Capital	$3,520.2	$2,897.2

Net income to Total invested capital	12.4%	20.4%
Return on Invested Capital	13.8%	24.0%

Constant-Currency:
We calculate constant-currency amounts by translating local currency amounts in the comparison period at actual foreign exchange rates for the current period.
Constant-Currency Net Revenues:
The table below sets forth the calculation of net revenues on a constant-currency basis for the comparison period applicable to the three-month and six-month periods ended May 28, 2023:

	Three Months Ended			Six Months Ended
	May 28, 2023	May 29, 2022	% Increase (Decrease)	May 28, 2023	May 29, 2022	% Increase (Decrease)

	(Dollars in millions)
	(Unaudited)
Total net revenues
As reported	$1,336.8	$1,471.1	(9.1)%	$3,025.7	$3,062.7	(1.2)%
Impact of foreign currency exchange rates	—	(8.9)	*	—	(48.5)	*
Constant-currency net revenues	$1,336.8	$1,462.2	(8.6)%	$3,025.7	$3,014.2	0.4%

Americas
As reported	$608.9	$776.1	(21.5)%	$1,431.9	$1,541.9	(7.2)%
Impact of foreign currency exchange rates	—	3.4	*	—	7.1	*
Constant-currency net revenues - Americas	$608.9	$779.5	(21.9)%	$1,431.9	$1,549.0	(7.6)%

Europe
As reported	$361.3	$367.1	(1.6)%	$816.4	$836.5	(2.4)%
Impact of foreign currency exchange rates	—	3.4	*	—	(17.8)	*
Constant-currency net revenues - Europe	$361.3	$370.5	(2.4)%	$816.4	$818.7	(0.3)%

Asia
As reported	$261.7	$221.8	18.0%	$551.2	$480.3	14.8%
Impact of foreign currency exchange rates	—	(16.5)	*	—	(38.1)	*
Constant-currency net revenues - Asia	$261.7	$205.3	27.4%	$551.2	$442.2	24.6%

Other Brands
As reported	$104.9	$106.1	(1.1)%	$226.2	$204.0	10.9%
Impact of foreign currency exchange rates	—	0.8	*	—	0.3	*
Constant-currency net revenues - Other Brands	$104.9	$106.9	(1.9)%	$226.2	$204.3	10.7%
___________
* Not meaningful

Constant-Currency Adjusted EBIT and Constant Currency Adjusted EBIT margin:

	Three Months Ended			Six Months Ended
	May 28, 2023	May 29, 2022	% (Decrease)	May 28, 2023	May 29, 2022	% Increase (Decrease)

	(Dollars in millions)
	(Unaudited)
Adjusted EBIT(1)	$31.5	$145.4	(78.3)%	$216.8	$383.2	(43.4)%
Impact of foreign currency exchange rates	—	2.6	*	—	(6.0)	*
Constant-currency Adjusted EBIT	$31.5	$148.0	(78.7)%	$216.8	$377.2	(42.5)%

Adjusted EBIT margin	2.4%	9.9%	(75.8)%	7.2%	12.5%	(42.4)%
Impact of foreign currency exchange rates	—	0.2	*	—	—	*
Constant-currency Adjusted EBIT margin(2)	2.4%	10.1%	(76.2)%	7.2%	12.5%	(42.4)%
_____________
(1)Adjusted EBIT is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.
(2)We define constant-currency Adjusted EBIT margin as constant-currency Adjusted EBIT as a percentage of constant-currency net revenues.
* Not meaningful

Constant-Currency Adjusted Net Income and Adjusted Diluted Earnings per Share:

	Three Months Ended			Six Months Ended
	May 28, 2023	May 29, 2022	% (Decrease)	May 28, 2023	May 29, 2022	% (Decrease)

	(Dollars in millions, except per share amounts)
	(Unaudited)
Adjusted net income (1)	$15.2	$116.7	(87.0)%	$150.0	$305.9	(51.0)%
Impact of foreign currency exchange rates	—	4.7	*	—	(2.9)	*
Constant-currency Adjusted net income	$15.2	$121.4	(87.5)%	$150.0	$303.0	(50.5)%
Constant-currency Adjusted net income margin(2)	1.1%	8.3%		5.0%	10.1%

Adjusted diluted earnings per share	$0.04	$0.29	(86.2)%	$0.37	$0.75	(50.7)%
Impact of foreign currency exchange rates	—	0.01	*	—	—	*
Constant-currency Adjusted diluted earnings per share	$0.04	$0.30	(86.7)%	$0.37	$0.75	(50.7)%
_____________
(1)Adjusted net income is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted net income table for more information.
(2)We define constant-currency Adjusted net income margin as constant-currency Adjusted net income as a percentage of constant-currency net revenues.
* Not meaningful